Exhibit(b)(2)

AMENDMENT AGREEMENT AND WAIVER

Dated 29 March 2018

SANOFI

and

BNP Paribas Fortis SA/NV

acting as Arranger, Lender and Facility Agent

RELATING TO A €4,200,000,000 TERM FACILITY AGREEMENT DATED

28 January 2018

THIS AGREEMENT is dated 29 March 2018 and made between:

(1)	SANOFI, a French société anonyme whose registered office at 54, rue La Boétie, 75008 Paris, France, registered under identification number 395 030 844 RCS Paris as original borrower (the “Company”);

(2)	BNP PARIBAS FORTIS SA/NV, having its registered office at Montagne du Parc 3, B-1000 Brussels as Arranger and Lender; and

(3)	BNP PARIBAS FORTIS SA/NV as Facility Agent.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Original Facility Agreement” means the €4,200,000,000 facilities agreement dated 28 January 2018 between the Company and BNP PARIBAS FORTIS SA/NV acting as Arranger, Lender and Facility Agent.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, terms defined in the Original Facility Agreement have the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Designation

In accordance with the Original Facility Agreement, each of the Company and the Facility Agent designate this Agreement as a Finance Document.

2.	REPRESENTATIONS

Without prejudice to the terms of Clause 4 (Waiver) hereof, the Company makes the representations and warranties set out in Clause 18 (Representations) of the Original Facility Agreement, by reference to the facts and circumstances existing on the date of this Agreement.

3.	AMENDMENT

3.1	Amended clauses

With effect from the Date of this Agreement, the Original Facility Agreement shall be amended and restated as follows.

The definition of Eligible Issue as set out in Clause 8.3.1 will be read as follows:

“Eligible Issue” means:

(a) any listed or public issuance by the Company of bonds after the Signing Date;

(b) any listed or public convertible bonds issued by the Company after the Signing Date; or

(c) any other debt and/or hybrid debt/equity capital market issues (excluding for the avoidance of doubt any pure equity issuance) carried out by the Company after the Signing Date,

but excluding any issue by the Company to a Subsidiary of the Company, any issue by the Company of bonds the aggregate nominal amount of which does not exceed EUR1,000,000,000 (or its equivalent in any other currency), any issue by the Company of bonds the settlement of which has occurred prior to 22 March 2018, any drawings by the Company under commercial paper programmes (US or European) and any issuance by the Company of billets de trésorerie or similar short term instruments or stock under existing warrants or stock options or pursuant to employee incentive schemes and/or employee share purchase schemes.

Clause 8.3.2 of the Original Facility Agreement will be read as follows:

The Company shall apply 100% of Net Capital Market Issue Proceeds towards prepayment of the Loan.

Clause 8.3.3 of the Original Facility Agreement will be read as follows:

Net Capital Market Issue Proceeds shall be applied in prepayment of outstanding Loans on the last day of the first Interest Period following the date on which such Net Capital Market Issue Proceeds have been received, unless an Event of Default has been declared by the Facility Agent pursuant to and in accordance with clause 21.9 (Acceleration) and is continuing, in which case they shall be so applied immediately upon receipt.

Clause 8.3.4 of the Original Facility Agreement will be deleted.

4.	WAIVER

The Lender, Arranger and Facility Agent hereby (i) acknowledges and agrees that no bond issue of the Company having been completed prior to 22 March 2018 (any such bond issue, a “Relevant 2018 Bond Issue”) constitutes and/or has constituted at any time an Eligible Issue as such term was defined in the Original Facility Agreement prior to this Agreement being effective and (ii) irrevocably waives all rights and claims (whether current, future, actual or contingent) it would have, but for this Clause 4, in connection with any Relevant 2018 Bond Issue.

5.	CONTINUING OBLIGATIONS

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement and without prejudice to the terms of Clause 4 (Waiver) hereof, continue in full force and effect, and the execution of this Agreement shall not be construed as a novation within the meaning of articles 1329 et seq. of the French Code civil.

6.	HARDSHIP

Article 1195 of the French Code civil shall not apply with respect to any obligations (whether current, future, actual or contingent) subsisting or to be subsisting under this Agreement and no party hereto shall be entitled to make any claim under article 1195 of the French Code civil in relation to the same.

7.	GOVERNING LAW AND ENFORCEMENT

(a)	This Agreement is governed and shall be construed in accordance with French law.

(b)	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising in connection with this Agreement.

Executed in three copies on 29 March 2018

The Company SANOFI
Signature of SANOFI

/s/ Mr. Olivier Klaric
By: Mr. Olivier Klaric

The Facility Agent BNP PARIBAS FORTIS SA/NV
By:	/s/ Domenique de Narbonne

Domenique de Narbonne

The Lender BNP PARIBAS FORTIS SA/NV
By:	/s/ Pierre Semana

Pierre Semana

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